Exhibit 10.5

August 1, 2019
Via Email Charles.Drucker@worldpay.com
Mr. Charles Drucker
8500 Governor’s Hill Drive
Symmes Township, Ohio 45249
Dear Charles:
This will confirm that you have agreed to serve as Vice Chairman of Fidelity National Information Services, Inc. (“FIS” or the “Company”), reporting solely and directly to the Company’s Chief Executive Officer for a period of one year (the “Term”) commencing at the closing of the merger (the “Closing”) by which FIS will have acquired Worldpay, Inc. (“Worldpay”). During the Term and, with respect to Paragraphs 3, 4, 5 and 6 of this letter agreement, during the Term and thereafter, the following terms and conditions will apply:

1.
Your base salary will continue to be $875,000, less applicable withholdings and payroll taxes. Your duties will be commensurate with your position as Vice Chairman and are expected to include meeting with selected customers, meetings with key industry parties (including networks) and assisting with the integration of Worldpay and FIS (including helping with the engagement of legacy Worldpay employees).

2.
You will receive an annual bonus for 2019 (“Annual Bonus”) based upon your current target under the Worldpay Variable Compensation Plan, which shall be payable at the same time the Company pays annual bonuses to its officers on or before March 15, 2020, which shall be payable regardless of whether your employment with FIS or its affiliate terminates at any time, unless otherwise mutually agreed by the parties. Your target Annual Bonus under the Worldpay Variable Compensation Plan shall be no less than 175% of your then current base salary, with a maximum of up to 2 times target. Your Annual Bonus is subject to the Company’s clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that call into question the business results on which the bonus was based. If your employment amicably terminates prior to the awarding of annual equity awards to officers of the Company in or about March 2020, the Company will consider, in its discretion, the payment of an additional bonus to you in lieu of any such equity award contingent upon your execution of a waiver and release of all claims against the Company and its affiliates (the “ Release”), other than claims for (i) payments due under this letter agreement, (ii) vested accrued benefits under Worldpay or FIS compensation and benefits plans , (iii) indemnification in accordance with applicable law and FIS’ governance

Mr. Charles Drucker
August 1, 2019

documentation and (iv) coverage under applicable directors’ and officers’ liability insurance policies (collectively, “Claim Exceptions”).

3.
The Company acknowledges that you will have Good Reason to terminate your employment at the Closing based upon a Change of Control and a change of your position and duties and would be entitled to receive severance benefits in accordance with a “Qualifying Termination during Change of Control Protection Period” under the Worldpay, Inc. Executive Severance Plan, as amended and restated on March 17, 2019 (the “ESP”) and accelerated vesting under all of your equity award agreements granted during your employment with Worldpay or its predecessor(s) (collectively, the “Closing COC Benefits”). You have agreed to defer receipt of the Closing COC Benefits until after the end of your employment (unless earlier vested in the ordinary course) with FIS and FIS has agreed to waive and cause all relevant affiliated entities to waive any argument that such deferred receipt under the ESP or the applicable equity award agreement after the end of your employment with FIS is untimely under the ESP or the applicable equity award agreement and will honor and cause all relevant entities to honor your right to such deferred receipt at that time. FIS will, or will cause its affiliate to pay, within the time period and conditions set forth in Paragraph no. 4 below (including a Release as required under the ESP, but for avoidance of doubt releasing FIS and its affiliates)after the earliest of (1) the date your employment with FIS or its affiliates ends for any reason on or after December 1, 2019 (including your resignation for any reason or no reason at all), (2) the date FIS terminates your employment without Cause or you resign employment or upon the termination of your employment as a result of your death or Disability (as defined in the Worldpay, Inc. 2012 Equity Incentive Plan) (each a “Qualifying Termination”) and (3) July 31, 2020 (except as provided below in this Paragraph No. 3 if you continue to remain employed by the Company following July 31, 2020), the Closing COC Benefits, subject to such payment and settlement dates as provided in the applicable equity award agreements and the Company will work with you to make sure that such payments and settlements are in compliance with Section 409A of the Internal Revenue Code (and the effectiveness of a release of claims as set forth in the ESP) without the necessity of you filing a notice of termination for Good Reason at such time. For the avoidance of doubt, notwithstanding your agreement to serve as Vice Chairman of FIS for the Term, any resignation of employment prior to the end of the Term shall not be regarded as a breach of this letter agreement and shall not impair your right to receive the Closing COC Benefits in accordance with this Paragraph no.3, unless such resignation occurs prior to December 1, 2019 (“Disqualifying Resignation”), in which case you shall not receive the Closing COC Benefits. In the event by mutual agreement of you and FIS your employment with FIS or its affiliate does not terminate at the end of the Term, your right to receive severance benefits in accordance with a “Qualifying Termination during Change of Control Protection Period” under the ESP (which in all cases for the purposes of this letter agreement shall be based on your compensation set forth in Paragraphs no. 1 and 2 hereof, shall vest and be deferred until such time that you experience a “separation from service” as defined under Section 409A. At the time your equity awards are subject to withholding or taxes (including

Mr. Charles Drucker
August 1, 2019

employment taxes) are otherwise due in respect of any of your equity awards, a portion of your equity awards shall be net-settled to cover the amount of such taxes. For purposes of this letter agreement, “Cause” shall be defined as (i) an indictment or conviction for (or pleading guilty or nolo contendere to) a felony; (ii) a non de minimis act of fraud or misappropriation (or attempted misappropriation) of the Company or any of its affiliates funds or property; (iii) a violation of the restrictive covenants referenced in Paragraph no. 5 hereof within one year of the termination of your employment with FIS for any reason; however, for avoidance of doubt, recovery or clawback rights under this subsection with respect to Closing COC Benefits shall not impact the Company’s ability to recover any further damages or equitable relief for the entire length of the restrictive covenants set forth in Paragraph no. 5 hereof; or (iv) the Company or any of its affiliates having been ordered or directed by any federal or state court or regulatory authority with jurisdiction to terminate or suspend your employment and such order has not been vacated or reversed upon appeal.

4.
If, at any time between the date of Closing and prior to the first anniversary of the Closing, you experience a Qualifying Termination, then, in addition to your Closing COC Benefits, you shall also be paid by FIS or its affiliates in a lump sum, payable no later than the first full payroll period commencing after the Release required pursuant to this Paragraph and Paragraph nos. 2 and 3 hereof) following your date of termination becomes effective (i.e., after the eight-day revocation period thereunder expires), for the remaining salary under Paragraph no. 1 of this letter agreement that you would have been paid had you continued in employment through the end of the Term in exchange for your execution of a waiver and release of all claims (excluding Claim Exceptions) against the Company and its affiliates.

5.
You have entered into a Non-Competition, Non-Solicitation and Confidentiality Agreement on June 30, 2009, as amended on May 16, 2017, with predecessors to Worldpay (the “Agreement”), which, as amended, provides, among other things, for a one year post-termination period in which you agree that you will not compete with Worldpay or solicit its customers or employees, subject to its more specific terms. You also agree to abide by the restrictive covenants set forth in the ESP, and further have entered into equity award agreements with Worldpay (“Worldpay Equity Grant Agreements”, together with the Agreement ESP and any other non-competition agreements or other restrictive covenants you have entered into with Worldpay, the “Agreements”), all of which have provisions pursuant to which you have agreed to similar restrictive covenants on behalf of Worldpay. You, Worldpay and the Company agree that the Agreement and the restrictive covenants provisions of the Worldpay Equity Grant Agreements shall be automatically amended as of the Closing to the extent necessary by applicable law to: (i) apply to and be enforceable by FIS as if Worldpay was replaced as a successor or party in the Agreements with FIS; and (ii) extend your obligations under all of the restrictive covenants in the Agreements until July 31, 2021, on which date all such obligations shall expire.

Mr. Charles Drucker
August 1, 2019

6.
The parties agree that no breach by you of any aspect of this letter agreement will result in forfeiture of the Closing COC Benefits, unless such breach (i) is established to have been in bad faith with the intent to harm FIS or (ii) constitutes a Disqualifying Resignation.

7.
This letter agreement shall, with respect to the subject matters specified herein, supersede all other written and oral arrangements you may have with Worldpay, FIS or any of their affiliates or predecessors, except that the terms and conditions of the Worldpay, Inc. Executive Severance Plan for purposes of paying out any COC benefits as allowed herein and your existing equity agreements with Worldpay, Inc. shall remain in effect subject to any limitations stated herein.-

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To indicate your agreement to this letter agreement, please sign, date and return this letter.
Sincerely,

Fidelity National Information Services, Inc.

By:	/s/ Marc M. Mayo
Marc M. Mayo
Its:	Corporate Executive Vice President and Chief Legal Officer

Worldpay, Inc.

By:	/s/ Marc M. Mayo
Marc M. Mayo
Its:	Corporate Executive Vice President and Chief Legal Officer

ACCEPTED:

/s/ Charles Drucker
Charles Drucker
Date:	August 1, 2019